Exhibit 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 24th day of January 2018, by and among SCH Sponsor Corp., Chamath Palihapitiya and Ian Osborne.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G  in respect of the Class A Ordinary Shares, $0.0001 par value, of Social Capital Hedosophia Holdings Corp. is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning her, him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that she, he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated:  January 24, 2018

SCH Sponsor Corp.

By:		/s/ Chamath Palihapitiya
	Name:	Chamath Palihapitiya
	Title:	Managing Director

Chamath Palihapitiya

/s/ Chamath Palihapitiya

Ian Osborne

/s/ Ian Osborne